Exhibit 10.2

March 3, 2025

Celina Davila

***

Re:	Retention Bonus Agreement

Dear Celina:

In recognition of the temporary additional duties and responsibilities you have agreed to assume during the period between the termination of employment of the Chief Financial Officer of ProPetro Holding Corp. (“Parent”) and the appointment of a new Chief Financial Officer of the Parent (the “Transition Duties”), we are pleased to inform you that, subject to the terms and conditions of this letter agreement (this “Agreement”), you are eligible to receive a cash retention bonus equal to $100,000 (the “Retention Bonus”). ProPetro Services, Inc. (the “Company”) will pay the Retention Bonus to you in two installments as follows: (i) 35% of the Retention Bonus will be paid no later than fifteen (15) days following March 3, 2026 and (ii) the remaining 65% of the Retention Bonus will be paid no later than fifteen (15) days following September 3, 2026, in each case, provided that you remain employed by the Company and in good standing through such applicable date.

By signing this Agreement, you hereby acknowledge that the Transition Duties are intended to be temporary in nature and agree that the Company’s removal of the Transition Duties from your responsibilities following the appointment of a new Chief Financial Officer shall not constitute “Good Reason” for purposes of the ProPetro Services, Inc. Second Amended and Restated Executive Severance Plan, which you are a participant in.

All payments under this Agreement will be subject to the withholding of any taxes or other amounts required to be withheld or deducted under applicable federal, state, local, or international law. The Retention Bonus is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Company shall interpret this Agreement consistently with such intent. Notwithstanding the foregoing, the Company makes no representations or guarantees about such tax treatment and shall have no liability to you in respect of any taxes, costs, or fees due in respect of such payments, whether under Section 409A of the Code or otherwise.

Nothing in this Agreement is intended to suggest any guaranteed period of continued employment and your employment will continue to be at-will and to be terminable by you or the Company at any time. The Retention Bonus will be in addition to (and will not be in lieu of) any other compensation amounts you may otherwise be entitled to receive from the Company. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws. The Company retains the authority to interpret this Agreement in its sole discretion.

Please execute this Agreement in the space provided below and send a fully executed copy to Brian Whittingham and Jody Mitchell no later than March 3, 2025.

1

Sincerely,

PROPETRO Services, inc.

By:	/s/ Samuel D. Sledge

Name:	Samuel D. Sledge

Title:	Chief Executive Officer

AGREED AND ACCEPTED

this 3rd day of March, 2025 by:

/s/ Celina Davila
Celina Davila

[Signature Page to Retention Bonus Agreement]